November 27, 2007

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

We are aware that Randgold Resources Limited (the “Company”) has included in the Prospectus constituting a part of this Registration Statement our report dated November 27, 2007, relating to the unaudited interim consolidated financial statements as of September 30, 2007 and for the nine month period then ended.  Pursuant to Rule 436(c) under the Securities Act of 1933 (the “Act”), our report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO Stoy Hayward LLP

BDO Stoy Hayward LLP

London, England